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EXHIBIT 6.29

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is entered into as of the 16th day of December, 1999, by and among U.S. BUSINESS NETWORK, INC., a Delaware corporation, which does business as "MeetChina.com" (the "Corporation"), with its principal place of business located at 7200 Redwood Boulevard, Suite 222, Novato, California 94945, and TOTAL CHINA, INC., a Delaware corporation ("Total China") and a wholly owned subsidiary of TOTAL FILM GROUP, INC., a Delaware corporation, and TOTAL FILM GROUP, INC., (unless the context requires otherwise, "TFG" shall mean in this Agreement TFG and Total China collectively) with its principal place of business at 9107 Wilshire Blvd., Suite 475, Beverly Hills, California 90210.

         WHEREAS, TFG wishes to purchase from the Corporation, and the Corporation wishes to issue and sell to TFG, certain shares of the Corporation's Common Stock, par value $0.01 per share ("Common Stock").

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         SECTION 1. Purchase and Sale of Common Stock.

         1.1 Purchase and Sale of the Common Stock. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Corporation agrees to issue and sell to TFG and TFG agrees to purchase from the Corporation, 922,767 shares of the Common Stock, par value $.01 per share, of the Corporation ("Common Stock"), at a per share purchase price of $2.16739 and for an aggregate purchase price of $1,999,995 (the "Purchase Price"). The shares of Common Stock to be purchased by TFO are hereinafter referred as the "Shares."

         1.2 Closing. The purchase and sale of the Shares (the "Closing") will take place during normal business hours (E.S.T) at the offices of Foley, Hoag & Eliot LLP ("FHE"), One Post Office Square, Boston, Massachusetts at or prior to 5:00 p.m. (E.S.T.) on December 17, 1999 upon delivery of the Purchase Price by Total China. Contemporaneously with the signing of this Agreement, the Corporation has deposited with FHE a stock certificate in the name of Total China representing the Shares being purchased by Total China hereunder, a copy of which is attached as Exhibit A hereto (the "Certificate"). The Corporation has given irrevocable instructions to FHE to deliver the Certificate by overnight courier to TFG at the address of TFG set forth in the preamble to this Agreement, or as otherwise instructed by TFG, upon the receipt of the Purchase Price from TFG by wire transfer or other methods selected by TFG. If TFG fails to tender the payment for the Purchase Price on or before 5:00 p.m. E.S.T. on December 17, 1999, the Corporations obligation to sell the Shares, and FHE' s obligation to deliver the Certificate, will terminate, provided, however, that in the event TFG notifies the Corporation that it intended to tender the funds by wire transfer and such transfer is delayed by inter-bank procedures, TFG may postpone the time for payment of the Purchase Price until 12:00 p.m.

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E.S.T. on December 20, 1999 (at which time the Corporation's obligations to deliver the Shares shall terminate) by delivery to the Corporation, via fax, a letter of an executive officer of TFG's bank stating that the bank had commenced wiring funds for the Purchase Price prior to 2:00 p.m. E.S.T. on December 17, 1999 and stating the federal funds number of such wire transfer.

         SECTION 2. Agreement Regarding the Letter of Intent; Integration.

         2. 1 Agreement Regarding the Letter of Intent. The Corporation and TFG agree that, effective upon the Closing, the Letter of Intent dated July 13, 1999 by and between the Corporation and TFG (the "Letter of Intent") and any other agreement, understanding or arrangement of whatever form or nature relating to the purchase to the Corporation's equity securities are null and void ab initio, and have no force and effect whatsoever as between the Corporation and TFG. A copy of the Letter of Intent is attached as Exhibit B hereto. This Agreement is in settlement of disputed claims and is intended by the parties as the final expression of their agreement and as the entire, complete and exclusive statement of the terms hereof. This Agreement supersedes all prior undertakings and agreements, written or oral, between the parties hereto in connection with the subject matter of the Letter of Intent.

         2.2      Releases and Waiver.

                  (a) Releases. Effective upon the Closing, the Corporation releases, forever discharges, and covenants not to sue, commence or prosecute judicial or administrative proceedings against, TFG, its officers, directors, employees, shareholders, subsidiary corporations, parent corporations, general partners, limited partners, and agents, from and with respect to any and all claims, demands, causes of action or damages of any kind whatsoever, whether known or unknown, asserted or that might have been asserted, which the Corporation now has or ever had arising up to the date of this Agreement out of or in any manner relating directly or indirectly to the acquisition or potential acquisition of shares of capital stock of the Corporation, and any other rights or interest associated with the Letter of Intent.

         Effective upon the Closing, TFG releases, forever discharges, and covenants not to sue, commence or prosecute judicial or administrative proceedings against, the Corporation, its officers, directors, employees, shareholders, subsidiary corporations, parent corporations, general partners, limited partners, and agents (including FHE), from and with respect to any and all claims, demands, causes of action or damages of any kind whatsoever, whether known or unknown, asserted or that might have been asserted, which TFG now has or ever had arising up to the date of this Agreement out of or in any manner relating directly or indirectly to TFG's acquisition or potential acquisition of shares of capital stock of the Corporation, and any other rights or interest associated with the Letter of Intent.

         Effective upon the Closing, TFG also releases, forever discharges, and covenants not to sue, commence or prosecute judicial or administrative proceedings against, the prospective investors in the Corporation who are discussing or have discussed with the Corporation the purchase and sale of certain of the Corporation's equity securities (including, but not limited to Citicorp Capital Asia Limited) ("Prospective Investors"), their officers, directors, employees,

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shareholders, subsidiary corporations, parent corporations, affiliates, general partners, limited partners, and agents, from and with respect to any and all claims, demands, causes of action or damages of any kind whatsoever, whether known or unknown, asserted or that might have been asserted, which TFG now has or ever had arising up to the date of this Agreement out of or in any manner relating, directly or indirectly, to TFG's acquisition or potential acquisition of shares of capital stock of the Corporation, and any other rights or interest associated with the Letter of Intent.

                  (b) Waiver of Civil Code Section 1542. All parties acknowledge that they have read and understood the following language contained in Section 1542 of the California Civil Code:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         But for the obligations arising under this Agreement, having reviewed this provision, each party hereby voluntarily waives and releases any rights it may have under this provision, or under any statutory or non-statutory law of similar effect, and fully and generally releases all liability for unknown or unsuspected claims set forth in the foregoing release.

         SECTION 3. The Corporation's Right to Repurchase.

         3. 1 The Corporation's Right to Repurchase. Total China hereby grants the Corporation a right to repurchase 44,457 shares of Common Stock being sold hereunder, such number to be adjusted for subsequent stock split, stock dividends, stock combination or the like (the "Repurchase Shares"), at a cash price equal to two-thirds (2/3) of the Market Value of such Repurchase Shares (the "Repurchase Nice"). Such repurchase right will be exercisable only on the 120th day after an initial public offering of any class of the capital stock of the Corporation on the Hong Kong Stock Exchange, the Growth Enterprise Market of the Hong Kong Stock Exchange, the New York Stock Exchange, NASDAQ, the Singapore Stock Exchange or similar exchanges or share marketplace (the "IPO"). For purposes of this Section 3.1, the Market Value of the shares subject to the Corporation's right to repurchase shall be determined as follows:

                  (i) if such securities are listed on any established stock exchange or a national market system, their market value shall be the average closing sales price for such securities as quoted on such system or exchange for the twenty trading days preceding the date on which the value is to be determined (or if there are no sales for such date, then for the immediately preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and

                  (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no

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quoted prices for such date, then for the immediately preceding business day on which there were quoted prices).

         3.2 Exercise of the Repurchase Right. The Corporation shall exercise the repurchase right provided herein by giving irrevocable written notice to TFG setting forth the number of Repurchase Shares to be repurchased by the Corporation and the aggregate amount of the Repurchase Price. The closing of the repurchase shall occur at the offices of the Corporation within 5 business days after the Corporation has given such written notice. At the closing, TFG shall deliver a stock certificate representing the Repurchase Shares against the payment by the Corporation of the Repurchase Price. The repurchase right shall expire two (2) years after the date of this Agreement, whether or not the IPO shall have occurred.

         3.3 Expiration of the Repurchase Right. The Corporation's repurchase right provided herein shall expire on the second anniversary of the date of the Closing, whether or not the IPO has occurred.

         SECTION 4. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to TFG as follows:

         4.1 Organization. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry out the transactions contemplated hereby. The Corporation will, as promptly as practicable after the date hereof, file a Statement by Foreign Corporation with the Secretary of State of California and quality in California as a foreign corporation. Exhibit C contains true, complete and accurate copies of the Certificate of Incorporation and the By-Laws, as amended to date (the "By-laws"), of the Corporation.

         4.2 Capitalization. The entire authorized capital stock of the Corporation consists of:

                  (a) Capitalization. As of the date hereof and prior to the issuance of the Shares, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock of which 3,691,070 shares are issued and outstanding. All of the presently issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

                  (b) Shareholders List. Attached hereto as Schedule A is a complete list of all holders of capital stock of the Company and securities convertible into the capital stock of the Company as of the date hereof Except as set forth in the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any share of any class of capital stock of the Company is authorized or outstanding and there is no commitment by the Company to issue shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidence of indebtedness or asset. Other than applicable stock restriction agreements with respect to restricted stock granted certain of the Company's employees, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any share of its capital stock or any interest therein or to pay any dividend or make other distribution in respect thereof.

         4.3 Authorization. The execution, delivery and performance by the Corporation of this Agreement and all other agreements to be entered into by the Corporation pursuant hereto and the issuance, sale and delivery of the Shares, have been duly authorized by all requisite corporate action of the Corporation. This Agreement and all such other agreements have been duly executed and delivered on behalf of the Corporation and constitute valid and binding obligations of the Corporation, enforceable in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement and all such other agreements do not, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (b) conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation under, the Certificate of Incorporation or By-laws or any material note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which the Corporation is a party or by which it or any of its property is bound or affected.

         4.4 Authorization of Shares. The issuance, sale and delivery hereunder by the Corporation of the Shares have been duly authorized by all requisite corporate action of the Corporation. The Shares, when sold and delivered in accordance with the terms hereof, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Corporation or others.

         4.5 Equity Investments. The Corporation formed USBN Computer Network (Chengdu) Corporation Limited ("USBN-Chengdu") on December 1, 1998 as a wholly foreign- owned enterprise in the People's Republic of China ('PRC"). No other person or entity has any interest in, or any right to acquire any interest in USBN-Chengdu. USBN-Chengdu obtained a business license to operate a branch in Shenzhen and Shanghai and is in the process of obtaining a business license to operate a branch in Beijing. Except as stated above, the Corporation has never had, nor does it currently own, any capital stock or other equity interest or proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

         Two of the shareholders of the Corporation have an equity interest in LTH Corp., a U.S. corporation which in turn wholly owns an entity in the PRC called MeiShang Wang Computer Network (Shenzhen) Company Limited ("MSW-Shenzhen"). In July 1999, MSW-Shenzhen (i) stopped transacting business, and (ii) transferred its assets and customers to USBN-Chengdu. MSW-Shenzhen is not currently and will not engage in business activities that would be competitive with the business of USBN-Chengdu. LTH Corp. applied to dissolve MSW-Shenzhen with the PRC authorities in December 1999.

         4.6 Financial Statements. The Corporation has furnished to TB) the unaudited balance sheet of the Corporation as of July 31, 1999 (the "Balance Sheet") and the related unaudited statements of operation and stockholders' equity of the Corporation for the ten (10)months then ended ("Statement of Operations"). The Balance Sheet and the Statement of Operations (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied. The Balance Sheet fairly presents, in all material respects, the financial position of the Corporation as of its date without regard to MSW- Shenzhen, and the Statement of Operations fairly presents the results of operations of the Corporation for the period therein set forth. A copy of the Financial Statements is attached hereto as Exhibit D.

         4.7 Absence of Changes. Except as disclosed in the Disclosure Schedule, since July 31, 1999 there has not been (a) any material adverse change in the financial condition, results of operations, assets, liabilities or business of the Corporation, (b) any material asset or property of the Corporation made subject to a lien of any kind, (c) any waiver of any valuable right of the Corporation, or the cancellation of any material debt or claim held by the Corporation, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Corporation, or any agreement or commitment therefore, or (e) any mortgage, pledge or hypothecation of any tangible or intangible asset of the Corporation, except in the ordinary course of business.

         4.8 Compliance with Laws. The Corporation has complied with all applicable laws, rules, regulations and orders, except where noncompliance would not materially adversely affect its business or condition, financial or otherwise.

         4.9 Taxes. All applicable tax returns required to be filed by the Corporation have been filed and are true and complete, and all taxes, assessments, fees, and other governmental charges upon the Corporation, or upon any of its properties, income, or franchises, shown in its returns to be due and payable, have been paid or, if any of its tax returns have not been filed or if any taxes have not been paid or reserved for, the failure to file or pay would not have a material adverse effect on the operation and financial condition of the Corporation as a whole.

         4.10 Absence of Liabilities. Except as set forth in the Balance Sheet, the Corporation has no obligation or liability (absolute, accrued or contingent) as of the date of the Balance Sheet that is required to be set forth in the Balance Sheet in accordance with generally accepted accounting principles consistently applied.

         4.11 Intellectual Property Rights.

                  (a) the Corporation has the right to use the Intellectual Property Rights (as hereinafter defined) necessary or required for the conduct of its business as presently conducted, free and clear of all rights of others;

                  (b) no royalties or other amounts are payable by the Corporation to other persons by reason of the ownership or use of said Intellectual Property Rights;

                  (c) to the best of the Corporation's knowledge, no product marketed or sold or proposed to be marketed or sold by the Corporation violates or will violate any license or infringes any Intellectual Property Rights of another; and

                  (d) the Corporation has not received any notice that any of such Intellectual Property Rights or the operation or proposed operation of the Corporation s business conflicts or will conflict with the rights of others, nor is the Corporation aware of any reasonable basis to believe that any such violation, infringement or conflict will or may exist;

                  (e) the Corporation is the registered owner of the "meetchina.com" domain name and has filed an application to register the trademark "MEETCHINA" with the Patent and Trademark Office in the United States. The Corporation has also filed an application to register the Chinese characters _________ (having the meaning of "meet") with the Trademark Office in China.

         As used herein, the term "Intellectual Property Rights' means all patents, trademarks, service marks, trade names, URLs, domain names, copyrights, inventions, trade secrets, proprietary processes and formulae, applications for patents, trademarks, service marks and copyrights, and other industrial and intellectual property rights.

         4.12 Proprietary Information of Third Parties. To the best of the Corporation's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Corporation has (a) violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-disclosure or inventions agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Corporation which suggests that such a claim might be contemplated. To the best of the Corporation's knowledge, no person employed by or affiliated with the Corporation has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and, to the best of the Corporation's knowledge, no person employed by or affiliated with the Corporation has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Corporation, and the Corporation has no reason to believe there will be any such employment or violation.

         4.13 Litigation. There is no action, suit, claim, proceeding or investigation, at law, in equity or otherwise, or by or before any governmental instrumentality or other agency, now pending, or, to the Corporation's knowledge, threatened against or affecting the Corporation, nor, to the Corporation's knowledge, does there exist any reasonable basis therefore, which in either case could reasonably be expected to have a material effect on the Corporation.

         4.14 No Defaults. Except as set forth in the Disclosure Schedule, the Corporation is not in violation or breach of, or in default under, any provision of (a) the Certificate of

Incorporation or the By-Laws or any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which the Corporation is a party or by which it or any of its property is bound or affected, including, without limitation, any licenses or legal requirements of USBN-Chengdu, or (b) any law, rule or regulation of any jurisdiction; any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, including, without limitation, any licenses or legal requirements of USBN- Chengdu, which breach could reasonably be expected to have a material adverse effect on the Corporation. To the best knowledge of the Corporation, there exists no condition, event or act which after notice, lapse of time, or both, could constitute a violation or breach of, or a default under, any of the foregoing.

         4. 15 Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Corporation in connection with the execution or delivery of this Agreement, the offer, issuance, sale and delivery of the Shares, or the other transactions to be consummated at the Closings, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing. Subject to the accuracy of the representations and warranties of TFG set forth in Section 5 hereof, the provisions of Section 5 of the Securities Act are inapplicable to the offering, issuance, sale and delivery of the Shares by virtue of the exemption afforded by Section 4(2) of the Securities Act.

         4.16 Employees. None of the Corporation's employees is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Corporation or, to the Corporation's knowledge, threatened.

         4.17 No Brokers. There are no claims for brokerage commission or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Corporation, and the Corporation agrees to indemnity and hold TFG harmless against any liability or expense arising out of any such claims.

         SECTION 5. Representations and Warranties of TFG. Total China and TFG represent and warrant to the Corporation severally and jointly that:

         5.1 Organization and Corporate Power. Each of Total China and TFG is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction. Each of Total China and TFG has all required corporate power and authority to own its property, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. Total China is a wholly owned subsidiary of TFG.

         5.2 Authorization. This Agreement has been duly executed and delivered by each of Total China and TFG and is the valid and binding obligations of Total China and TFG, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors rights generally. The execution, delivery and performance of this Agreement and any other agreement, instrument, or document entered into by

Total China and TFG pursuant to this Agreement have been duly authorized by all necessary corporate action of TFG.

         5.3 Purchase Entirely for Own Account. The Shares to be received by Total China will be acquired for investment for Total China's own account, not as a nominee or agent and not with a view to the distribution of any part thereof. Neither Total China, nor TFG has any present intention of selling, granting any participation in, or otherwise distributing the same. Neither Total China, nor TFG has any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Shares.

         5.4 Restricted Securities. TFG understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933, as amended (the" 1933 Act"), or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. In the absence of an effective registration statement covering the Shares, TFG will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with its representations and agreements set forth herein.

         5.5 Brokerage. There are no claims for brokerage commission or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of TFG, and TFG agrees to indemnify and hold the Corporation harmless against any liability or expense arising out of any such claims.

         5.6 Further Limitations on Disposition. TFG and Total China further agree not to make any disposition of all or any portion of the Shares unless and until:

                  (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (b) (i) TFG shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Corporation, TFG shall have furnished the Corporation with an opinion of counsel, satisfactory to the Corporation, that such disposition will not require registration of such Shares under the 1933 Act.

         5.7 Legends. It is understood that the stock certificates evidencing the Shares may bear substantially the following legends:

                  (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Corporation that such registration is not required."

                  (b) "These securities are subject to restrictions on transfer and other terms and conditions set forth in the Stock Purchase Agreement, dated as of December 1&', 1999, a copy of which may be obtained from the corporation at its principal executive offices.

         SECTION 6. Conditions Precedent to Closing by TFG. The obligation of TFG to purchase and pay for Shares by TFG is subject to satisfaction of the following conditions precedent at or before Closing:

         6.1 Corporate Proceedings. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement with respect to such Closing shall have been taken or obtained and all documents incident to such transactions shall be reasonably satisfactory in form and substance to TFG.

         6.2 Representations and Warranties Correct. The representations and warranties made by the Corporation in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct at the time of the Closing in all material respects, with the same force and effect as if they had been made at and as of the time of the Closing.

         6.3 Compliance with Covenants. The Corporation shall have duly complied with and performed all covenants and agreements of the Corporation herein which are required to be complied with and performed at or before the Closing including, without limitation, delivery of the Shares.

         6.4 Certificate of President. The Corporation shall have provided to TFG a certificate, signed by its President and dated the date of the Closing, in form and substance reasonably satisfactory to TFG, confirming compliance with the conditions set forth in Sections 6.1, 6.2 and 6.3.

         SECTION 7. Conditions of the Corporation's Obligations at Closing. The obligations of the Corporation under Section 1.2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

         7.1 Representations and Warranties. The representations and warranties of TFG contained in Section 5 shall be true on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

         7.2 Payment of Purchase Price. TFG shall have delivered to the Corporation payment of the Purchase Price.

         SECTION 8. Financial Information.

         8.1 Access to Records and Personnel. So long as TFG owns not less than 44,457 of the Shares (which number shall be appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like (the "Minimum Shares"), TFG shall have the right to receive certain information from the Corporation (in addition to and not in lieu of rights as a stockholder or otherwise available to TFG), as set forth in this Section 8.

         8.2 Financial Reports. The Corporation agrees to furnish TFG with the following, all of which shall include USBN-Chengdu for so long as it is a subsidiary of the Corporation:

                  8.2.1 Within thirty (30) days after the end of each month and each fiscal quarter, an unaudited financial report of the Corporation, which report shall be prepared in accordance with generally accepted accounting principles consistently applied (except that the financial report may (i) be subject to normal year-end audit adjustments neither individually nor in the aggregate material and (ii) not contain all notes thereto which may be required in accordance with generally accepted accounting principles) and shall be certified by either the chief executive officer or the chief financial officer of the Corporation to have been so prepared, and which shall include the following:

                           (a) a consolidated income statement for such period,
together with a cumulative income statement from the first day of the then-current fiscal year to the last day of such period;

                           (b) a consolidated balance sheet as of the last day
of such period; and

                           (c) a statement of sources and application of funds
and statement of changes in working capital for such period.

                  8.2.2 Within ninety (90) days after the end of each fiscal year of the Corporation, audited consolidated financial statements of the Corporation, which shall include an income statement for such fiscal year and a balance sheet as of the last day thereof, and statements of stockholders' equity and changes in financial position for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, and certified by a firm of independent certified public accountants of recognized national standing.

                  8.2.3 If for any period the Corporation shall have any subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing Sections 8.2.1 and 8.2.2 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

         SECTION 9. Additional Agreements of the Corporation.

         9.1 Board Observer Right. As long as TFG holds not less than the Minimum Shares and until the listing of any equity securities of the Corporation on the Hong Kong Stock Exchange, the Growth Enterprise Market of the Hong Kong Stock Exchange, the New York Stock Exchange, NASDAQ, the Singapore Stock Exchange or similar exchanges or share marketplace, TFG shall be entitled (i) to receive timely notice of all meetings of the Board of Directors of the Corporation and (ii) to designate one representative, who shall be reasonably acceptable to the Corporation, to attend the meetings of the Board of Directors of the Corporation as an observer and without the right to vote as such meetings. The TFG observer shall recuse himself or herself from the meeting of the Board of Directors if so reasonably requested by the Board of Directors.

         9.2      Right of First Refusal.

                  (a) The Corporation hereby grants to TFG a right of first refusal to purchase, pro rata, all (or any part) of any ANew Securities (as defined in this Section 9.2) that the Corporation may, from time to time, propose to sell or issue if the issue price of such New Securities is below the per share purchase of the Shares being sold hereunder (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like). TFG's pro rata share, for purposes of this right of first refusal, is the ratio of (i) the number of shares of Common Stock then held of record by TFG to (ii) the sum of the total number of shares of Common Stock then issued and outstanding on a fully diluted basis.

                  (b) "New Securities" shall mean any equity securities of the Corporation, whether now authorized or not, and rights, options, or warrants to purchase such equity securities, and securities of any type whatsoever that are, or may become, convertible into such equity securities; provided, however, that New Securities do not include (i) shares of Common Stock (or options, warrants or other rights to purchase Common Stock) issued or to be issued to officers, employees or directors of the Corporation pursuant to either a stock purchase or option plan or other employee stock bonus arrangement approved by the directors of the Corporation not exceeding 20% of the all the issued and outstanding shares of capital stock of the Corporation on a fully diluted basis; (ii) securities issued in a public offering pursuant to a registration under the Securities Act or other applicable laws and regulations; or (iii) shares of Common Stock issued in connection with any stock split, stock dividend, combination of shares or recapitalization by the Corporation.

                           (i) In the event that the Corporation proposes to
issue New Securities and the proposed issue price is below the per share purchase price of the Shares being sold hereunder, at least 10 days before such issuance, it shall give to TFG written notice of its intention, describing in such notice the type of New Securities, the price, and the terms upon which the Corporation proposes to issue such New Securities (the "Offer Notice"). TFG shall have 10 days from the date of its receipt of any such Offer Notice to agree to purchase all or a part of its pro rata share of such New Securities for the price and upon the terms specified in the Offer Notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased. Upon the earlier of(x) the expiration of such 10-day period or (y) receipt by the Corporation of notices from TFG pursuant to the immediately preceding sentence, the Corporation shall give to TFG a written notice setting forth the number of New Securities subscribed to be purchased pursuant to the exercise of such rights by TFG. Any agreement by TFG to purchase New Securities shall be binding on TFG.

                           (ii) In the event that TFG fail to exercise in
full the above-described right of first refusal within said 10-day period or to purchase in a timely manner all New Securities respecting which such right was exercised or such purchase made, the Corporation shall have 60 days thereafter to issue or sell to one or more third parties the New Securities respecting which such right was not exercised or such purchase was not made, at a price and upon terms no more favorable to the purchasers thereof than specified in the Offer Notice. In the event the Corporation has not so sold the New Securities within said 60-day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such New Securities to TFG in the manner provided above.

                  (c) The right of first refusal set forth in this Section
9.2 may not be assigned, in whole or in part.

         9.3      Piggyback Registration Rights.

                  (a) If, after the Corporation has effected an initial public offering of its Common Stock pursuant to a registration under the Securities Act (or equivalent foreign laws) at a public offering with aggregate net offering proceeds to the Corporation of more than $15,000,000 (a "Qualifying Public Offering"), the Corporation decides to register any of its Common Stock for sale to the public and such registration proposes to include shares of Common Stock held by Kenneth Leonard, Thomas Rosenthal and Joseph Tong or their Affiliates (each a "Founder" and collectively, the "Founders"), the Corporation shall: (a) promptly give TFG written notice thereof (which shall include a list of the jurisdictions in which the Corporation intends to attempt to qualify those securities under the applicable Blue Sky or other securities laws); and (b) include in that registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, some of all the Shares specified in a written request delivered to the Corporation by TFG 20 days after delivery of the written notice from the Corporation. For purpose of this Section 9.3(a), "Affiliates" means in respect of a person, any other person if it directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the other specified person. For the purpose of this definition, control means the ownership, directly or indirectly, of shares possessing more than 50% of the voting power of a person.

                  (b) In the event the general condition of the market, and the status of the persons proposing to sell securities pursuant to the registration requires a limitation of the number of shares to be underwritten, the number of shares to be included in the registration shall be allocated among all the Founders and TFG, in proportion, as nearly as practicable, to the respective amounts of securities which the TFG and the Founders would otherwise be entitled to include in the registration.

         9.4 Corporate Existence. The Corporation shall preserve and maintain its corporate existence, rights and franchises in full force and effect.

         9.5 Use of Proceeds. The Corporation shall utilize the Purchase Price for (i) working capital, (ii) repayment of the loans set forth in paragraph 2 of the Disclosure Schedule, and (iii) payment of the salaries (accrued or otherwise) set forth in paragraph 3 of the Disclosure Schedule.

         SECTION 10. Exchanges; Lost. Stolen or Mutilated Certificates. Upon surrender by TFG to the Corporation of a certificate or certificates representing Shares purchased or acquired by TFG hereunder, the Corporation at its expense shall issue in exchange therefore, and deliver to TFG, a new certificate or certificates representing such shares, in such denomination or denominations as may be requested by TFG. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any Shares, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation at its expense shall issue and deliver to TFG a new certificate for such Shares, of like tenor, in lieu of such lost, stolen or mutilated certificate.

         SECTION 11. Survival of Representations, Warranties and Agreements. The covenants, representations and warranties of the Corporation contained in
Section 4 hereof shall survive the Closing for twelve (12) months.

         SECTION 12. Indemnification. The Corporation shall indemnify, defend and hold harmless each of TFG and their respective officers, directors, shareholders, attorneys, agents, etc., from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal and accounting fees and expenses), which would not have been incurred if(a) all of the representations and warranties of the Corporation herein had been true and correct when made or (b) all of the covenants and agreements of the Corporation herein had been duly and timely complied with and performed.

         SECTION 13. Agreements of the Founders with TFG. For purpose of this Section only, each of Kenneth Leonard, Thomas Rosenthal and Joseph Jiawei Tong agrees with TFG as follows:

                  (a) Co-Sale Right. If a Founder proposes to sell, pledge, or otherwise transfer any shares of the Common Stock then held by such Founder or his Affiliates (a 'Transferring Founder") (the "Stock") or any interest therein to any person or entity, but excluding another Founder, the Transferring Founder shall give written notice to TFG setting forth the number of shares to be sold by such Transferring Founder, the proposed sale price and the name of the prospective buyer (the 'Transfer Notice"), TFG shall have the right, exercisable upon written notice to the Transferring Founder within 20 days after the date the Transfer Notice is delivered to TFG, to participate in the sale of Stock on the same terms and conditions as the transferring Founder to the extent of TFG's Pro Rata Share (the "Co-Sale Right"). "Pro Rata Share" means the percentage equal to: (x) the total number of shares of Common Stock held by TFG , divided by (y) the total number of shares of Common Stock then actually issued and outstanding. Notice of exercise of a Co-Sale Right shall indicate the number of shares of Stock TFG wishes to sell under its Co-Sale Right. To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from TFG, the Transferring Founder shall not sell to the prospective purchaser or purchasers any Stock unless and until, simultaneously with the sale, the Transferring Founder purchases those shares or other securities from TFG.

                  (b) Sale by Transferring Shareholder. If TFG does not exercise its Co-Sale Right with respect to the sale of the Stock subject to the Transfer Notice, the Transferring Founder may, not later than 90 days following delivery to TFG of the Transfer Notice, conclude a transfer of all of the Stock covered by the Transfer Notice on the terms and conditions not more favorable than those contained in the Transfer Notice. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Stock by the Transferring Founder, or any transfer after the 90-day period, shall again be subject to the Right of Co-Sale Right of TFG and shall require compliance by the Transferring Founder with the procedures described in this
Section 13. This Section 13 will terminate upon the listing of any equity securities of the Corporation on the Hong Kong Stock Exchange, the New York Stock Exchange, NASDAQ, the Singapore Stock Exchange and similar exchanges or share marketplace.

                  (c) Amendments. Except as otherwise provided herein, this Section may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement between the Founders and TFG.

         SECTION 14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and, except as otherwise expressly provided herein, each other person who shall become a registered holder named in any certificate evidencing the Shares transferred to such holder by TFG or its permitted transferees, and their respective legal representatives, successors and assigns.

         SECTION 15. Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

         SECTION 16. Termination of Certain Covenants Upon Qualifying Public Offering. Any provision hereof to the contrary notwithstanding, the covenants of the Corporation set forth in Sections 8. 9.1 and 9.2 hereof shall terminate upon the listing of any equity securities of the Corporation on the Hong Kong Stock Exchange, the Growth Enterprise Market of the Hong Kong Stock Exchange, the New York Stock Exchange, NASDAQ, the Singapore Stock Exchange or similar exchanges or share marketplace. Notwithstanding the foregoing,
Section 2 of this Agreement shall survive this Agreement and the Closing and shall remain in full force and effect indefinitely.

         SECTION 17. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile to the party's facsimile number set forth in this Section or other means of electronic transmission, or four (4) business days after deposit by mail, postage prepaid to the parties at the following addresses or to such other address as either party may hereafter designate to the others by like notice:

                  (i) if to the Corporation, to:

                           U.S. Business Network, Inc.
                           China Operations Shenzhen Office
                           1016 North Huaqing Road Baohua Building Suite 818 Shenzhen, China
                           Attn:  President
                           Telephone:  011-86-755-377-9065
                           Telecopy:  011-86-755-377-9063

                  with a copy to:

                           Howard Zhang, Esq
                           Foley, Hoag & Eliot, LLP
                           Boston, MA 02109
                           Telephone:    617-832-1225
                           Facsimile:    617-832-7000

                  (ii)     if to TFG, to:

                           Total Film Group, Inc.
                           9107 Wilshire Blvd., Ste. 475
                           Beverly Hills, CA 90210
                           Attn:   Gerald Green, CEO
                           Telephone: 310-275-8404
                           Telecopy: 310-275-1585

                  with a copy to:

                           David M. Wolf, Esq.
                           9000 Sunset Blvd, Suite 1005
                           Los Angeles, CA 90069
                           Telephone:    310-278-6060
                           Facsimile:    310-278-6064

         SECTION 18. Amendments; Waivers. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement between the Corporation and TFG.

         SECTION 19. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

         SECTION 20. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         SECTION 21. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

         SECTION 22. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California without regard to its principles of conflicts of laws.

         SECTION 23. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.


                                       U.S. BUSINESS NETWORK, INC.

                                       By: /s/ Kenneth Leonard
                                       Title: Chairman


                                       USBN Computer Network
                                       (Chengdu)
                                       Corporation Limited

                                       By: /s/ Joseph Tong
                                       Title: CEO, President of China Operations


                                       TOTAL FILM GROUP, INC.

                                       By: /s/ Gerald Green
                                       Title: President


                                       TOTAL CHINA, INC.

                                       By: /s/ Gerald Green
                                       Title President

For Purpose of Section 13 only

/s/ Kenneth Leonard

/s/ Thomas M. Rosenthal

/s/ Joseph Tong